Exhibit 99.1

July 27, 2023	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION

REPORTS EARNINGS FOR THE SECOND QUARTER OF 2023

Melville, New York, July 27, 2023 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC or the "Company"), the parent of The First National Bank of Long Island (the "Bank"), reported earnings for the three and six months ended June 30, 2023.

Analysis of Earnings – Six Months Ended June 30, 2023

President and Chief Executive Officer Chris Becker commented on the Company’s earnings: “Our earnings continue to be significantly impacted by actions taken by the Federal Reserve to combat rising inflation. The increase in the upper limit of the Fed’s target range for the federal funds rate from 0.25% in March 2022 to the current 5.50%, as well as other monetary and industry conditions, has resulted in a significant increase in our cost of funds that has not been matched by the increase in our yield on earning assets. We continue to take proactive steps to manage our business in the current interest rate environment, which includes continuing to execute on shifting our focus to commercial, relationship-based business as part of our strategic plan.”

Net income for the first six months of 2023 was $13.4 million representing a decrease of $11.2 million from the same period last year. The primary drivers of the decrease were a decline in net interest income of $12.2 million and a loss on sale of securities of $3.5 million, partially offset by a decrease in income tax expense of $4.5 million.

Net interest income declined due to the significant rise in interest rates, which resulted in the cost of deposits and long-term debt increasing at a faster pace than the yields on interest-earning assets. An increase in interest expense of $22.5 million was only partially offset by a $10.2 million increase in interest income. The cost of interest-bearing liabilities increased 170 basis points while the yield on interest-earning assets increased 42 basis points when comparing the first six months of 2023 and 2022. Also contributing to the decline in net interest income was a shift in the mix of funding as average noninterest-bearing deposits decreased $200.8 million while average interest-bearing liabilities increased $263.5 million. The $300 million interest rate swap entered into during the first quarter of 2023 increased interest income for the first six months of 2023 by $912,000. Net interest margin for the first six months of 2023 was 2.25% compared to 2.93% for the same period of 2022. The Bank expects that net interest margin will remain under pressure throughout 2023 and into 2024 unless the Federal Reserve Bank reduces short-term rates and the yield curve steepens.

During the second quarter of 2023 we originated $76 million in loans at a weighted average rate of approximately 5.97% as compared to $38 million at a weighted average rate of approximately 6.05% during the first quarter of 2023. The Bank’s total loan pipeline was $135 million at the end of the current quarter. The origination volume and current loan pipeline reflect low demand for loans in the marketplace and high interest rates.

The provision for credit losses decreased $2.2 million when comparing the six-month periods from a charge of $1.2 million in 2022 to a credit of $1.1 million in 2023. The credit provision for the current six-month period was mainly due to an improvement in historical loss rates and declines in outstanding loans and average growth rates, partially offset by deteriorating economic conditions and net chargeoffs of $409,000.

Noninterest income, excluding the loss on sale of securities of $3.5 million in 2023, declined $1.3 million when comparing the six-month periods. The decline was mainly due to the nonservice cost component of the Bank’s defined benefit pension plan and a first quarter of 2022 payment received for the conversion of the Bank’s retail broker and advisory accounts. Partially offsetting these items was a gain of $240,000 in the second quarter of 2023 from the sale of our last building in Glen Head. Recurring components of noninterest income including bank-owned life insurance (“BOLI”) and service charges on deposit accounts had increases of 5.6% and 2.3%, respectively.

The increase in noninterest expense of $890,000 includes higher rent expense and FDIC insurance expense attributable to higher assessment rates. Salaries and benefits expense was down slightly when comparing the six-month periods mainly due to declines in incentive compensation and group health insurance expense offset by annual base salary increases and lower deferred compensation costs for loan originations.

Income tax expense decreased $4.5 million and the effective tax rate declined from 20.2% to 11.6% when comparing the six-month periods. The decline in the effective tax rate is mainly due to an increase in the percentage of pre-tax income derived from the Bank’s real estate investment trust and BOLI. The decrease in income tax expense reflects the lower effective tax rate and a decline in pre-tax income.

Analysis of Earnings – Second Quarter 2023 Versus Second Quarter 2022

Net income for the second quarter of 2023 decreased $5.6 million as compared to the second quarter of last year. The decrease is mainly attributable to a $7.9 million decline in net interest income for substantially the same reasons discussed above with respect to the six-month periods. Partially offsetting this was a decrease in the provision for credit losses of $726,000 and a decline in income tax expense of $2.0 million for substantially the same reasons previously discussed.

Analysis of Earnings – Second Quarter Versus First Quarter 2023

Net income for the second quarter of this year increased $418,000 as compared to the first quarter. The increase was mainly due to the loss on sale of securities of $3.5 million in the first quarter partially offset by a decline in net interest income of $1.8 million for the same reasons previously discussed and a credit provision of $1.1 million in the first quarter. The $300 million interest rate swap increased interest income by $765,000 during the quarter. Non-interest expense was $16.5 million in the first and second quarter of 2023, respectively.

Liquidity

Mr. Becker commented on the Bank’s liquidity position: “We continue to have ample liquidity despite the disruptions that occurred in the banking industry beginning in the first quarter of this year. Through the end of the second quarter, deposits have only declined by $12 million since December 31, 2022, which is the result of proactive management and a testament to the strength of our deposit franchise. Reflecting current trends in the industry, our mix of deposits has shifted. Even with a move of approximately $100 million of deposits out of noninterest-bearing checking accounts into time deposits, noninterest-bearing deposits make up 35% of total deposits. During the first six months of 2023, brokered time deposits remained steady, representing approximately 5% of total deposits, and we reduced our long-term Federal Home Loan Bank advances by $28.5 million, or 6.9%. As of June 30, 2023, we had no short-term borrowings.”

Mr. Becker continued: “In terms of other sources of readily available liquidity, we maintain $1.4 billion in collateralized borrowing lines with the Federal Home Loan Bank of New York and the Federal Reserve Bank, as well as a $20 million unsecured line of credit with a correspondent bank. We also have $173 million in unencumbered cash and securities that can be pledged if needed to secure additional liquidity. In total, we have approximately $1.6 billion of available liquidity, compared to an aggregate of uninsured and uncollateralized deposits of $1.3 billion. Uninsured and uncollateralized deposits represent 38% of our total deposits. While we have taken appropriate steps to ensure that we have ready access to the FRB’s Term Funding Program, we have not utilized that program and do not anticipate doing so in the immediate future.”

Moving the Bank Forward

As part of our comprehensive branch optimization strategy that has resulted in a net decrease of eleven branches since 2020, the Bank celebrated the grand opening of three legacy branch relocations in Bohemia, Hauppauge and Port Jefferson during the second quarter. Each of these branches highlight our new branding, offer new service conveniences and maintain the same knowledgeable teams with a proven successful history of catering to businesses operating in these markets.

The Bank continues to focus on expanding its business development activities by opportunistically hiring relationship bankers and promoting leaders from our existing staff. Our focus is building upon our commercial relationship business franchise.

In addition, the Bank is diligently working on technology upgrades to customer facing technology including new business online banking and branch systems designed to enhance the customer experience. Completion is scheduled for October 2023.

Finally, the Bank sold the remaining building in Glen Head, completing the sale of all of the buildings that constituted the Company’s former headquarters location. Our corporate space in Melville continues fostering internal collaboration as well as promoting corporate initiatives to increase brand recognition and prominence.

Asset Quality

The Bank’s allowance for credit losses to total loans (reserve coverage ratio) was .92% on June 30, 2023 as compared to .95% at December 31, 2022. The decrease in the reserve coverage ratio was mainly due to an improvement in historical loss rates and declines in average growth rates and concentrations of credit, partially offset by deteriorating economic conditions. Nonaccrual loans were zero on June 30, 2023. Modified loans and loans past due 30 through 89 days remain at low levels.

Capital

The Corporation’s capital position remains strong with a Leverage Ratio of approximately 10.1% on June 30, 2023.  Book value per share was $16.22 on June 30, 2023 versus $16.24 at year end 2022.  The accumulated other comprehensive loss component of stockholders’ equity is mainly comprised of a net unrealized loss in the available-for-sale securities portfolio due to higher market interest rates.  We have not repurchased any shares in 2023 and the Bank declared its quarterly cash dividend of $0.21 per share on June 29, 2023.  The Board and management continue to evaluate both capital management tools to provide the best opportunity to maximize shareholder value.

Challenges We Face

The current economic environment is characterized by higher inflation, interest rate increases not seen in over forty years, an inverted yield curve and lower confidence in the banking system.  These factors are causing the Bank’s cost of funds to increase at a substantially faster rate than the increase in asset yields resulting in declines in earnings and profitability metrics.  While the pace of deposit rate increases slowed during the second quarter, the Corporation’s earnings and key financial metrics will continue to face significant challenges in the near term.  In this difficult economic environment, our deposit franchise has remained steady, asset quality has remained strong and the Corporation is closely monitoring its capital and liquidity positions which remain strong.  We continue to stay focused on our long-term strategic initiatives.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2023.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about August 2, 2023, when it is electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	6/30/2023	12/31/2022
	(dollars in thousands)
Assets:
Cash and cash equivalents	$77,538	$74,178
Investment securities available-for-sale, at fair value	666,184	673,413

Loans:
Commercial and industrial	119,379	108,493
Secured by real estate:
Commercial mortgages	1,898,886	1,916,493
Residential mortgages	1,200,640	1,240,144
Home equity lines	45,293	45,213
Consumer and other	1,700	1,390
	3,265,898	3,311,733
Allowance for credit losses	(29,967)	(31,432)
	3,235,931	3,280,301

Restricted stock, at cost	25,380	26,363
Bank premises and equipment, net	32,382	31,660
Right-of-use asset - operating leases	23,672	23,952
Bank-owned life insurance	112,422	110,848
Pension plan assets, net	10,812	11,049
Deferred income tax benefit	32,718	31,124
Other assets	23,656	18,623
	$4,240,695	$4,281,511
Liabilities:
Deposits:
Checking	$1,219,027	$1,324,141
Savings, NOW and money market	1,663,551	1,661,512
Time	570,137	478,981
	3,452,715	3,464,634

Short-term borrowings	—	—
Long-term debt	382,500	411,000
Operating lease liability	26,068	25,896
Accrued expenses and other liabilities	13,478	15,445
	3,874,761	3,916,975
Stockholders' Equity:
Common stock, par value $0.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 22,556,996 and 22,443,380 shares	2,256	2,244
Surplus	79,264	78,462
Retained earnings	352,512	348,597
	434,032	429,303
Accumulated other comprehensive loss, net of tax	(68,098)	(64,767)
	365,934	364,536
	$4,240,695	$4,281,511

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended		Three Months Ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
	(dollars in thousands)
Interest and dividend income:
Loans	$61,888	$56,149	$31,483	$28,763
Investment securities:
Taxable	9,283	3,805	5,614	2,137
Nontaxable	2,972	3,962	1,027	1,994
	74,143	63,916	38,124	32,894
Interest expense:
Savings, NOW and money market deposits	13,386	1,564	7,611	801
Time deposits	7,301	2,100	4,232	1,155
Short-term borrowings	546	684	438	243
Long-term debt	7,435	1,868	4,002	1,000
	28,668	6,216	16,283	3,199
Net interest income	45,475	57,700	21,841	29,695
Provision (credit) for credit losses	(1,056)	1,159	—	726
Net interest income after provision (credit) for credit losses	46,531	56,541	21,841	28,969

Noninterest income:
Bank-owned life insurance	1,574	1,490	794	748
Service charges on deposit accounts	1,540	1,506	753	780
Net loss on sales of securities	(3,489)	—	—	—
Other	2,070	3,452	1,135	1,496
	1,695	6,448	2,682	3,024
Noninterest expense:
Salaries and employee benefits	19,619	19,736	9,854	9,981
Occupancy and equipment	6,721	6,307	3,396	3,356
Other	6,748	6,155	3,267	3,092
	33,088	32,198	16,517	16,429
Income before income taxes	15,138	30,791	8,006	15,564
Income tax expense	1,758	6,227	1,107	3,083
Net income	$13,380	$24,564	$6,899	$12,481

Share and Per Share Data:
Weighted Average Common Shares	22,522,663	23,088,542	22,551,568	22,999,598
Dilutive restricted stock units	59,910	85,043	33,309	71,028
	22,582,573	23,173,585	22,584,877	23,070,626

Basic EPS	$0.59	$1.06	$0.31	$0.54
Diluted EPS	0.59	1.06	0.31	0.54
Cash Dividends Declared per share	0.42	0.40	0.21	0.20

FINANCIAL RATIOS
(Unaudited)
ROA	0.64%	1.18%	0.66%	1.18%
ROE	7.27	12.43	7.44	12.94
Net Interest Margin	2.25	2.93	2.17	2.97
Dividend Payout Ratio	71.19	37.74	67.74	37.04
Efficiency Ratio	64.31	49.38	66.61	49.41

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	6/30/2023	12/31/2022
	(dollars in thousands)
Loans including modifications to borrowers experiencing financial difficulty:
Modified and performing according to their modified terms	$435	$480
Past due 30 through 89 days	887	750
Past due 90 days or more and still accruing	—	—
Nonaccrual	—	—
	1,322	1,230
Other real estate owned	—	—
	$1,322	$1,230

Allowance for credit losses	$29,967	$31,432
Allowance for credit losses as a percentage of total loans	0.92%	0.95%
Allowance for credit losses as a multiple of nonaccrual loans	—	—

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Six Months Ended June 30,
	2023			2022
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$44,889	$1,067	4.79%	$33,674	$97	.58%
Investment securities:
Taxable (1)	533,866	8,216	3.08	432,303	3,708	1.72
Nontaxable (1) (2)	234,036	3,762	3.21	315,418	5,015	3.18
Loans (1) (2)	3,270,722	61,890	3.78	3,220,953	56,151	3.49
Total interest-earning assets	4,083,513	74,935	3.67	4,002,348	64,971	3.25
Allowance for credit losses	(30,811)			(30,059)
Net interest-earning assets	4,052,702			3,972,289
Cash and due from banks	30,388			33,106
Premises and equipment, net	32,024			37,942
Other assets	116,229			144,329
	$4,231,343			$4,187,666
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,675,355	13,386	1.61	$1,713,883	1,564	.18
Time deposits	510,461	7,301	2.88	319,206	2,100	1.33
Total interest-bearing deposits	2,185,816	20,687	1.91	2,033,089	3,664	.36
Short-term borrowings	20,845	546	5.28	88,091	684	1.57
Long-term debt	374,285	7,435	4.01	196,268	1,868	1.92
Total interest-bearing liabilities	2,580,946	28,668	2.24	2,317,448	6,216	.54
Checking deposits	1,241,566			1,442,398
Other liabilities	37,541			29,342
	3,860,053			3,789,188
Stockholders' equity	371,290			398,478
	$4,231,343			$4,187,666

Net interest income (2)		$46,267			$58,755
Net interest spread (2)			1.43%			2.71%
Net interest margin (2)			2.25%			2.93%

(1) The average balances of loans include nonaccrual loans. The average balances of investment securities exclude unrealized gains and losses on AFS securities.

(2) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended June 30,
	2023			2022
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$40,668	$520	5.13%	$39,607	$83	.84%
Investment securities:
Taxable (1)	599,558	5,094	3.40	431,740	2,054	1.90
Nontaxable (1) (2)	165,559	1,300	3.14	316,166	2,524	3.19
Loans (1) (2)	3,253,952	31,483	3.87	3,281,178	28,764	3.51
Total interest-earning assets	4,059,737	38,397	3.78	4,068,691	33,425	3.29
Allowance for credit losses	(30,204)			(30,266)
Net interest-earning assets	4,029,533			4,038,425
Cash and due from banks	29,768			33,723
Premises and equipment, net	32,263			38,002
Other assets	117,288			137,582
	$4,208,852			$4,247,732
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,673,101	7,611	1.82	$1,739,429	801	.18
Time deposits	513,414	4,232	3.31	360,289	1,155	1.29
Total interest-bearing deposits	2,186,515	11,843	2.17	2,099,718	1,956	.37
Short-term borrowings	32,747	438	5.36	52,247	243	1.87
Long-term debt	378,654	4,002	4.24	206,105	1,000	1.95
Total interest-bearing liabilities	2,597,916	16,283	2.51	2,358,070	3,199	.54
Checking deposits	1,201,585			1,468,285
Other liabilities	37,391			34,593
	3,836,892			3,860,948
Stockholders' equity	371,960			386,784
	$4,208,852			$4,247,732

Net interest income (2)		$22,114			$30,226
Net interest spread (2)			1.27%			2.75%
Net interest margin (2)			2.17%			2.97%

(1) The average balances of loans include nonaccrual loans. The average balances of investment securities exclude unrealized gains and losses on AFS securities.

(2) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.